EXHIBIT 10.2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

among

DATAMARK INC.,

eCOLLEGE.COM

and

DATAMARK PARTNERS, LLC

May 14, 2007

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SHARES		1
1.01	Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Shares against payment by Buyer of an amount in cash equal to the Final Purchase Price (as defined in Section 1.02(a)). The portion of the Final Purchase Price to be paid at the Closing to Seller for the Shares will be an amount in cash equal to the Closing Purchase Price (as defined in Section 1.02(b)).	1
1.02	Calculation of Final and Closing Purchase Price.	1
1.03	Payment for and Surrender of Shares	1
1.04	Estimated Net Working Capital and Estimated Net Indebtedness Calculations	2
1.05	Final Net Working Capital and Net Indebtedness Calculations.	2
1.06	Post-Closing Adjustment Payment	3
1.07	The Closing	3

ARTICLE II CONDITIONS TO CLOSING		3
2.01	Conditions to Buyer’s Obligations	3
2.02	Conditions to Seller’s Obligations	6

ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO SELLER		7
3.01	Organization and Authority	7
3.02	Execution and Delivery; Valid and Binding Agreement	7
3.03	Noncontravention	7
3.04	Ownership of Capital Stock	7
3.05	Brokers Fees	7
3.06	Litigation	7

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY		8
4.01	Organization and Corporate Power	8
4.02	Authorization; No Breach; Valid and Binding Agreement	8
4.03	Capital Stock	8
4.04	Financial Statements; Undisclosed Liabilities	9
4.05	Absence of Certain Developments	9
4.06	Title to Properties.	10
4.07	Tax Matters	11
4.08	Contracts and Commitments.	11
4.09	Intellectual Property	12
4.10	Litigation	13
4.11	Consents.	13
4.12	Employee Benefit Plans.	13
4.13	Reserved.	14
4.14	Compliance with Laws	14

i

4.15	Environmental Matters	14
4.16	Sufficiency of Assets	14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		15
5.01	Organization and Power	15
5.02	Authorization; Valid and Binding Agreement	15
5.03	No Breach	15
5.04	Consents, etc.	15
5.05	Litigation	15
5.06	Brokerage	16
5.07	Investment Representation	16
5.08	Equity Commitment. Buyer has received commitments to provide equity financing in connection with the transactions provided for herein of not less than $18 million, copies of which have been provided to Seller.	16

ARTICLE VI PRE-CLOSING COVENANTS/SUPERIOR OFFER		16
6.01	Conduct of the Business.	16
6.02	Access to Books and Records	16
6.03	Regulatory Filings	16
6.04	Conditions	17
6.05	Notification	17
6.06	Superior Offer	17

Nothing herein shall prohibit Seller from soliciting a Superior Offer or furnishing any party indicating a bona fide intention (in the reasonably determination of the Board of Directors of Seller (or a special committee thereof) to make a Superior Offer with all information heretofore made available to potential bidders for the Company (and supplements thereto and updates thereof) or engaging in negotiations with respect to any possible Superior Offer. In the event that Seller receives a Superior Offer, it shall promptly (but in any case no later than within one business day) provide a copy of the Superior Offer to Buyer. On or before 5:00 p.m. Eastern time on the fifth business day following its receipt of a copy of such Superior Offer, Buyer may notify Seller of its intention to match the material terms of such Superior Offer. If Buyer indicates its intention to match such terms and executes by such time an amendment to this Agreement reflecting the matching terms, Seller shall reject such Superior Offer and this Agreement shall continue in full force and effect, with any inconsistent material term contained in such Superior Offer substituted for the analogous term in this Agreement. If Buyer notifies Seller of its intention not to match such terms, or if it fails to notify Seller of its intention to match such terms on or before 5:00 p.m. on the fifth business day following its receipt of a copy of the Superior Offer, Seller may, not later than the close of business on the next succeeding business day, accept such Superior Offer and terminate this Agreement by written notice to Buyer. If Seller accepts such Superior Offer and terminates this Agreement in accordance with this Section 6.06, neither party shall have any obligation to the other with respect hereto, except that Seller shall, upon receipt from Buyer of an itemized invoice therefor, reimburse Buyer up to $300,000 for its expenses relating to the transaction contemplated hereby and the financing thereof including without limitation investment banking, legal, accounting, placement agent, and similar fees and expenses.

		17

ARTICLE VII COVENANTS OF BUYER		18
7.01	Access to Books and Records	18
7.02	Notification	18
7.03	Director and Officer Liability and Indemnification	18
7.04	Regulatory Filings	18
7.05	Conditions	18
7.06	Contact with Customers and Suppliers	18
7.07	Employee Benefits	19
7.08	Financing. Buyer shall use its reasonable best efforts to obtain debt financing in an amount at least sufficient to consummate the transactions contemplated by this Agreement by the Closing Date on commercially reasonable terms and conditions; provided that Buyer shall accept and enter into such debt financing arrangements offered on commercially reasonable terms and conditions.	19

ARTICLE VIII TERMINATION		19
8.01	Termination	19
8.02	Effect of Termination	19

ARTICLE IX INDEMNIFICATION		20
9.01	Survival of Representations and Warranties	20
9.02	Indemnification for the Benefit of Buyer.	20
9.03	Indemnification by Buyer for the Benefit of Seller	21
9.04	Mitigation	22
9.05	Defense of Third Party Claims	22
9.06	Determination of Loss Amount	23

ARTICLE X ADDITIONAL COVENANTS AND AGREEMENTS		23
10.01	Disclosure Generally	23
10.02	Acknowledgment by Buyer	23
10.03	Tax Matters.	24
10.04	Further Assurances	25
10.05	Provision Respecting Legal Representation	25
10.06	Intercompany Accounts. Effective immediately prior to the Closing, all intercompany receivables “due from corporate” and intercompany payables “due to corporate” on the Company’s balance sheet shall be eliminated in the manner most tax efficient as agreed by the parties; all intercompany receivables “due from eLearning” and intercompany payables “due to eCollege” on the Company’s balance sheet shall remain in effect.	25

ARTICLE XI DEFINITIONS		26
11.01	Definitions	26
11.02	Cross-Reference of Other Definitions	28

ARTICLE XII MISCELLANEOUS		29
12.01	Press Releases and Communications	29
12.02	Expenses	30
12.03	Knowledge Defined	30
12.04	Notices	30
12.05	Assignment	31
12.06	Severability	31
12.07	References	31
12.08	No Strict Construction	31
12.09	Amendment and Waiver	32
12.10	Complete Agreement	32
12.11	Schedules	32
12.12	Counterparts	32
12.13	Governing Law; Submission to Jurisdiction	32
12.14	Waiver of Trial by Jury	32
12.15	Buyer Deliveries	33

EXHIBITS

Exhibit A                Form of Closing Certificate of the Company

Exhibit B                Form of Closing Certificate of Seller

Exhibit C                Form of Closing Certificate of Buyer

v

SCHEDULES

Section Reference
Assets Schedule	4.16

Authorization Schedule	4.02

Capitalization Schedule	4.03

Conduct of Business Schedule	6.01

Contracts Schedule	4.08

Developments Schedule	4.05

Employee Benefits Schedule	4.12(a)

Environmental Matters Schedule	4.15

Financial Statements Schedule	4.04

Intellectual Property Schedule	4.09

Leased Real Property Schedule	4.06(b)

Liabilities Schedule	4.04(b)

Liens Schedule	4.06(a)

Litigation Schedule	4.10

Noncontravention Schedule	3.03

Seller Litigation Schedule	3.06

Taxes Schedule	4.07

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of May 14, 2007, by and among Datamark Partners, LLC, a Delaware limited liability company (“Buyer”), Datamark Inc., a Delaware corporation (the “Company”), and eCollege.com, a Delaware corporation (“Seller”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI.

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Company (the “Shares”), which as of the date hereof consists of 38,898 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 66,728 shares of Series A Preferred Stock, par value $1.00 per share (the “Preferred Stock”); and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to acquire from Seller all of the Shares and Seller desires to sell to Buyer all of the Shares.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.01         Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Shares against payment by Buyer of an amount in cash equal to the Final Purchase Price (as defined in Section 1.02(a)).  The portion of the Final Purchase Price to be paid at the Closing to Seller for the Shares will be an amount in cash equal to the Closing Purchase Price (as defined in Section 1.02(b)).

1.02         Calculation of Final and Closing Purchase Price.

(a)           For purposes of this Agreement, “Final Purchase Price” shall mean an amount equal to (i) $41,000,000 (the “Base Consideration”), plus (ii) the amount, if any, by which the Net Working Capital exceeds $0.00, minus (iii) the amount, if any, by which Net Working Capital is less than $0.00, minus (iv) Net Indebtedness (which amount may be negative).

(b)           For purposes of this Agreement, “Closing Purchase Price” shall mean an amount equal to (i) the Base Consideration, plus (ii) the amount, if any, by which the Estimated Net Working Capital (as defined in Section 1.04) exceeds $0.00, minus (iii) the amount, if any, by which Estimated Net Working Capital is less than $0.00, minus (iv) Estimated Net Indebtedness (which amount may be negative).

1.03         Payment for and Surrender of Shares.  At the Closing, Seller shall receive payment by Buyer of an amount in cash as calculated in Section 1.01 in exchange for the delivery to Buyer of stock certificates evidencing the Shares duly endorsed for transfer or accompanied by appropriate transfer documents.  Payment for the Shares shall be made by wire transfer of immediately available funds to an account specified by Seller.

1.04         Estimated Net Working Capital and Estimated Net Indebtedness Calculations.  At least one (1) day prior to the Closing Date, Seller shall deliver to Buyer its good faith calculation of its estimates of the Net Working Capital (the “Estimated Net Working Capital”) and Net Indebtedness (the “Estimated Net Indebtedness”).

1.05         Final Net Working Capital and Net Indebtedness Calculations.

(a)           As promptly as possible, but in any event within 45 days after the Closing Date, Buyer will deliver to Seller a balance sheet of the Company (the “Closing Balance Sheet”) and a statement showing the calculation of the Net Working Capital and Net Indebtedness derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Closing Statement”).  The Closing Balance Sheet shall be prepared in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the audited balance sheet of the Company as of the fiscal year ended December 31, 2006 (the “2006 Balance Sheet”), and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.  The parties agree that the purpose of preparing the Closing Balance Sheet and determining the Net Working Capital and the related purchase price adjustment contemplated by this Section 1.05 is to measure changes in Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the Net Working Capital.  After delivery of the Preliminary Closing Statement, Seller and its accountants shall be permitted full access to review the Company’s books and records and work papers related to the preparation of the Preliminary Closing Statement.  Seller and its accountants may make inquires of Buyer, the Company and their respective accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause the Company to use its, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries.  If Seller has any objections to the Preliminary Closing Statement, Seller shall deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”).  If an Objections Statement is not delivered to Buyer within 45 days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable by the parties hereto.  Seller and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, Seller and Buyer shall submit such dispute to a nationally recognized accounting firm without a substantial relationship to any party hereto (the “Dispute Resolution Auditor”).  Any further submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute.  The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which Seller and Buyer are unable to resolve.  The Dispute Resolution Auditor’s determination will be based solely on the definition of Net Working Capital and Net Indebtedness contained herein.  Seller and Buyer shall use their commercially reasonable efforts to cause the Dispute

Resolution Auditor to resolve all disagreements as soon as practicable.  Further, the Dispute Resolution Auditor’s determination shall be based solely on the presentations by Buyer and Seller which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the parties hereto.  The costs and expenses of the Dispute Resolution Auditor shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if Seller claims the Net Working Capital is $1,000 greater than the amount determined by Buyer’s accountants, and Buyer contests only $500 of the amount claimed by Seller, and if the Dispute Resolution Auditor ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller.

(b)           If the Net Working Capital and Net Indebtedness as finally determined pursuant to Section 1.05(a) above results in the Final Purchase Price being greater than the Closing Purchase Price, Buyer shall pay to Seller such excess. If the Net Working Capital and Net Indebtedness as finally determined pursuant to Section 1.05(a) above results in the Final Purchase Price being less than the Closing Purchase Price, Seller shall pay to Buyer such shortfall.  Payments to be made pursuant to this Section 1.05 shall be made in accordance with Section 1.06.

1.06         Post-Closing Adjustment Payment.  Buyer shall promptly (but in any event within five business days) deliver to Seller any amounts determined pursuant to Section 1.05 to be due by Buyer by wire transfer of immediately available funds to an account designated by Seller.  Seller shall promptly (but in any event within five business days) deliver to Buyer any amounts determined pursuant to Section 1.05 to be due by Seller by wire transfer of immediately available funds to an account designated by Buyer.

1.07         The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 200 East Randolph Drive, Chicago, Illinois at 10:00 a.m., local time, on or prior to the third business day following satisfaction or waiver of all of the conditions to the Closing set forth in Article II (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to Buyer and Seller.  The date and time of the Closing are referred to herein as the “Closing Date.”

ARTICLE II

CONDITIONS TO CLOSING

2.01         Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)           The representations and warranties set forth in Article III and Article IV (other than those representations and warranties that address matters as of particular dates which shall remain true and correct as of such dates) shall be true and correct as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties) except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect;

(b)           The Company and Seller shall have performed and complied with in all material respects all of the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)           Reserved;

(d)           No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)           Reserved;

(f)            The Company or Seller, as the case may be, shall have delivered to Buyer each of the following:

(i)            a certificate of the Company in the form set forth in Exhibit A, dated the Closing Date, stating that the preconditions specified in subsections (a), (b) and (d), as they relate to the Company, have been satisfied;

(ii)           a certificate of Seller in the form of Exhibit B, dated the Closing Date, stating that the preconditions specified in subsections (a), (b), and (d), as they relate to Seller, have been satisfied;

(iii)          the stock certificates representing the Shares, in each case duly endorsed for transfer or accompanied by duly executed stock powers or transfer documents;

(iv)          all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of the Company, if not already located on the premises of the Company;

(v)           resignations effective as of the Closing Date from such officers and directors of the Company as Buyer shall have requested in writing and delivered to Seller not less than five days prior to the Closing Date;

(vi)          a copy of the certificate of incorporation of the Company, certified by the Secretary of State of Delaware and a certificate of good standing from Delaware and each jurisdiction in which it is duly qualified to transact business, in each case, dated within ten days of the Closing Date;

(vii)         certified copies of the resolutions duly adopted by the Company’s board of directors authorizing its execution, delivery and performance of this Agreement and the other agreements to which it is a party;

(viii)        certified copies of the resolutions duly adopted by Seller’s board of directors authorizing its execution, delivery and performance of this Agreement and the other agreements to which it is a party;

(ix)           a certified copy of the Company’s by-laws, with all amendments thereto;

(x)            a certificate, duly completed and executed pursuant to Section 1.1445-2(b)(iv)(B) of the Treasury Regulations, issued by Seller certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(xi)           evidence reasonably satisfactory to Buyer that all of the Company’s transaction costs, including out-of-pocket legal, accounting, investment banking and other expenses, including those in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and all other such costs or expenses incidental to this Agreement and the transactions contemplated by this Agreement have been fully discharged prior to Closing, or such indebtedness shall be discharged at Closing out of the Closing Purchase Price;

(xii)          evidence reasonably satisfactory to Buyer that the Company shall have discharged all of the Company’s indebtedness for borrowed money prior to Closing or that such indebtedness shall be discharged at Closing out of the Closing Purchase Price to be received hereunder; and

(xiii)         UCC-3 termination statements or other evidence reasonably satisfactory to Buyer that Silicon Valley Bank has released each lien, security interest or other encumbrance on the Company assets.

(g)           No federal, state, local or foreign law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction, legal requirement, or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the transaction contemplated hereby; there shall be no pending suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the making or consummation of the transaction contemplated hereby or seeking to obtain material damages with respect thereto; and there shall be no failure of the conditions set forth in Section 7.1(b) or Section 7.2(e) of the Merger Agreement (unless each such failure has been waived by all necessary parties).

(h)           Buyer shall have received commitments to provide debt financing in an amount not less than $26 million on commercially reasonable terms and conditions;

(i)            The transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 14, 2007, by and among Pearson Education, Inc., Epsilon Acquisition Corp. and eCollege.com shall have been consummated or shall be consummated simultaneously with the Closing; and

(j)            There shall not have occurred a Material Adverse Effect.

If the Closing occurs, all closing conditions set forth in this Section 2.01 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Buyer.

2.02         Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a)           The representations and warranties set forth in Article V (other than those representations and warranties that address matters as of particular dates which shall remain true and correct as of such dates) shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties) except where the failure to be so true and correct would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby;

(b)           Buyer shall have performed and complied with in all material respects all the covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing;

(c)           Reserved;

(d)           No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)           Buyer shall have delivered to Seller certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party;

(f)            Reserved;

(g)           Buyer shall have delivered to Seller a certificate in the form set forth as Exhibit C, dated the Closing Date, stating that the preconditions specified in subsections (a), (b) and (d) have been satisfied;

(h)           Buyer shall have delivered the consideration set forth in Section 1.01; and

(i)            The transactions contemplated by the Merger Agreement shall have been consummated or shall be consummated simultaneously with the Closing;

If the Closing occurs, all closing conditions set forth in this Section 2.02 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Seller.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES RELATING TO SELLER

Seller represents and warrants to Buyer as follows:

3.01         Organization and Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform Seller’s obligations hereunder.

3.02         Execution and Delivery; Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Seller, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of the other parties hereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03         Noncontravention.  Except as set forth on the attached Noncontravention Schedule or as otherwise would not reasonably be expected to have a material adverse effect on the ability of Seller to enter into and perform its obligations under this Agreement, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its charter or bylaws or equivalent organizational documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other material arrangement to which Seller is a party or by which Seller is bound.

3.04         Ownership of Capital Stock.  Seller is the record and beneficial owner of the Shares.  On the Closing Date, Seller shall transfer to Buyer good title to the Shares, free and clear of all claims, pledges, security interests, liens, charges, encumbrances, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions.

3.05         Brokers Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

3.06         Litigation.  Except as set forth on the attached Seller Litigation Schedule or as otherwise would not reasonably be expected to have a material adverse effect on the ability of Seller to enter into and perform its obligations under this Agreement, there are no actions, suits or proceedings pending or, to Seller’s knowledge, overtly threatened against Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Seller is not subject to any outstanding judgment, order or decree of any court or governmental body.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Seller represents and warrants to Buyer that:

4.01         Organization and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect.  The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of  its businesses as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.  The Company has no Subsidiaries.

4.02         Authorization; No Breach; Valid and Binding Agreement.  This Agreement has been duly authorized, executed and delivered by the Company. Except as set forth on the attached Authorization Schedule and except where the failure of any of the following to be true would not have a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material lien, security interest, charge or encumbrance upon any material assets of the Company, or require any material authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Company’s certificate of incorporation or bylaws or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject.  Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03         Capital Stock.  The authorized number of shares of capital stock of the Company consists of 500,000 shares of Common Stock and 500,000 shares of Preferred Stock, of which 38,898 and 66,728 shares, respectively, are issued and outstanding and owned of record by Seller.  All Shares have been duly authorized and are validly issued, fully paid and nonassessable.  The Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company.  There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of the

Company of any kind.  There are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire any shares of the Company’s capital stock or other equity securities.

4.04         Financial Statements; Undisclosed Liabilities.

(a)           Attached to the Financial Statements Schedule are true and correct copies of (i) the unaudited balance sheet of the Company as of March 31, 2007 (the “Latest Balance Sheet”), and the related statement of income for the three-month period then ended and (ii) unaudited balance sheet and statement of income of the Company as of and for the fiscal year ended December 31, 2006.  Except as set forth on the attached Financial Statements Schedule, such financial statements have been based upon the information concerning the Company contained in the Company’s books and records, and present fairly in all material respects the financial condition and results of operations of the Company (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, absence of footnotes and other presentation items, none of which were or are expected to be material in amount or effect).

(b)           Except as set forth on the attached Liabilities Schedule or as otherwise would not reasonably be expected to have a Material Adverse Effect, the Company has no liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company (or the footnotes thereto) prepared in accordance with GAAP, other than (i) liabilities reflected on the Latest Balance Sheet, (ii) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet and (iii) liabilities incurred after the date hereof in accordance with the terms of this Agreement.

4.05         Absence of Certain Developments.  Since the date of the Latest Balance Sheet, there has not occurred any Material Adverse Effect.  Except as set forth on the attached Developments Schedule or except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has not:

(a)           borrowed any amount or incurred or become subject to any material liabilities (other than liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);

(b)           mortgaged, pledged or subjected to any material lien, charge or other encumbrance, any material portion of its assets, except Permitted Liens;

(c)           sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;

(d)           sold, assigned or transferred any material Intellectual Property, except in the ordinary course of business;

(e)           suffered any material extraordinary losses or waived any rights of material value;

(f)            made any material capital investment in, or any material loan to, any other Person, except in the ordinary course of business;

(g)           made any material capital expenditures or commitments therefor, except (i) in the ordinary course of business and (ii) for such capital expenditures or commitments therefor that are reflected in the Company’s budget for the fiscal year ending December 31, 2007;

(h)           made any loan to, or entered into any other material transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(i)            entered into any employment contract with payments exceeding $100,000 per year or any collective bargaining agreement, or modified the terms of any such existing contract or agreement;

(j)            made any other material change in employment terms (including compensation) for any of its directors or officers or made any other material change in employment terms (including compensation) for any employees having employment contracts with annual payments exceeding $100,000 per year, in each case, outside the ordinary course of business; or

(k)           entered into any other material transaction, except in the ordinary course of business.

4.06         Title to Properties.

(a)           Except as set forth on the Liens Schedule, the Company owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the assets, properties, businesses and rights of the Company of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in the Company’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of the Company, and whether or not owned in the name of the Company and wherever located, free and clear of all liens, security interests and other encumbrances, except for Permitted Liens.

(b)           The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company.  Except as set forth on the attached Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws or general principles of equity.  The Company has delivered or made available to Buyer complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of the leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer.  To the Company’s knowledge, the Company is not in default in any material respect under any of such leases.

(c)           The Company does not own any freehold estate in any real property.

4.07         Tax Matters.  Except as set forth on the attached Taxes Schedule:  (a) the Company has filed all material Tax Returns it is required to have filed (taking into account any extensions of time to file which have been duly perfected), and each such Tax Return as so filed reflects all material Taxes required to be paid with respect to the period covered thereby, (b) all material Taxes owed by the Company have been fully paid on or before the due date for payment thereof, (c) the provision for Taxes on the Latest Balance Sheet is sufficient in all material respects for all accrued and unpaid Taxes as of the date thereof, (d) all material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued, (e) the Company has not waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, (f) since October 31, 2003, the Company has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller), (g) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company, (h) to the knowledge of the Company there is no dispute or claim concerning any Tax liability of the Company either claimed, raised or threatened by any authority, (i) the Company is not a party to any agreement, arrangement , or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) or would not be fully deductible under Code §162(m), (j) the Company has not been a United States real property holding company within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii), (k) the Company is not a party to or bound by any tax allocation or sharing agreement, (l) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing date, (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C)) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date, (m) the Company has not distributed stock in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361, (n) the Company has not requested or received any written ruling or entered into any agreement with a Taxing Authority related to Taxes and the Company has not entered into any closing agreements related to Taxes, and (o) the Company has not participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation §1.6011-4(b)(1), including a “listed transaction.”.

4.08         Contracts and Commitments.

(a)           Except as set forth on the attached Contracts Schedule, the Company is not party to any:  (i) purchase agreement to any completed material business acquisition by the Company within the last two years; (ii) collective bargaining agreement or contract with any labor union; (iii) written bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.12 or the schedules relating thereto; (iv) stock purchase, stock option or similar plan; (v) material written contract for the employment of any officer, individual employee or other person on a full-time or consulting basis; (vi) material sales representative or distributor agreement; (vii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of the Company’s assets other than Permitted Liens; (viii) guaranty of any obligation for borrowed money or other material guaranty; (ix) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000; (x) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $250,000; (xi) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $500,000 (other than purchase orders entered into in the ordinary course of business); (xii) contract or group of related contracts with the same party that provides annual revenues (based on the annual revenues for the calendar year ending December 31, 2006) to the Company in excess of $500,000 (other than purchase orders entered into in the ordinary course of business); or (xiii) contract which prohibits the Company from freely engaging in business anywhere in the world.

(b)           Buyer either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on the Contracts Schedule, together with all material amendments, waivers or other changes thereto.

(c)           Except as set forth on the Contracts Schedule, (i) each contract listed on the Contracts Schedule is in full force and effect and is legal, valid and binding on the Company, and, to the Company’s knowledge, each other party thereto, enforceable against such parties in accordance with their terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity; (ii) the Company is not in breach of any material provision of any contract listed on the Contracts Schedule; (ii) the Company has not repudiated or waived any provision of any contract listed on the Contracts Schedule; and (iv) to the Company’s knowledge, no other party to any contract listed on the Contracts Schedule is in breach in any respect, or has repudiated or waived any provision thereunder.

4.09         Intellectual Property.  The Intellectual Property Schedule contains a true and complete list of all of the registered Intellectual Property and material unregistered Intellectual Property in each case owned by the Company and used in the conduct of the Company’s respective businesses and a list of all of the corporate names and brands used in the conduct of the Company’s respective businesses. The Intellectual Property Schedule sets forth a true and complete list of all material Intellectual Property as to which the Company holds a valid and enforceable license to use such Intellectual Property, including using, including or incorporating such Intellectual Property in or in connection with the Company’s business and/or products (other than off-the-shelf Intellectual Property licensed by the Company on a non-exclusive basis). Except as set forth on the Intellectual Property Schedule or as would not have a Material Adverse Effect: (i) the Company owns and possesses all right, title and interest in and to, or possesses the valid right and enforceable right to use, the Intellectual Property set forth on the Intellectual Property Schedule; (ii) during the two-year period prior to the date of this Agreement, the Company has not received (A) any unsolicited offer to license any registered or unregistered Intellectual Property from any third party or (B) any written notices of infringement or misappropriation from any third party with respect to the Company’s use of any Intellectual

Property; (iii) to the Company’s knowledge, no third party is materially infringing or misappropriating any registered Intellectual Property owned by the Company; (iv) the Intellectual Property set forth on the Intellectual Property Schedule does not infringe, misappropriate or otherwise violate the rights of any third party; and (v) no proceedings have been asserted or are pending or, to the Company’s knowledge, threatened against the Company (A) based upon, challenging, or seeking to deny or restrict the use by the Company of any of the Intellectual Property set forth on the Intellectual Property Schedule, or (B) alleging that any of the Intellectual Property set forth on the Intellectual Property Schedule is being used by the Company in conflict with the terms of any agreement relating to such Intellectual Property. Except as set forth on the Intellectual Property Schedule, every employee of the Company is a party to a contract which requires such employee to assign any interest in any Intellectual Property developed in the course and scope of his or her employment to the Company, and to keep confidential any trade secrets, proprietary data, customer information or other business information of the Company, and, to the Company’s knowledge, as of the date hereof no violation of or non-compliance with any such agreements has occurred.

4.10         Litigation.  Except as set forth on the attached Litigation Schedule, there are no actions, suits or proceedings pending or, to the Company’s knowledge, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to the Company would have a Material Adverse Effect, and neither the Company nor any of its assets is subject to any outstanding judgment, order or decree of any court or governmental body.

4.11         Consents.  No material permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other party or Person is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby.

4.12         Employee Benefit Plans.

(a)           Except as listed on the attached Employee Benefits Schedule, with respect to employees of the Company, the Company does not maintain or contribute to any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”) or “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”).  The Pension Plans and the Welfare Plans are collectively referred to as the “Plans.”

(b)           Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service.  The Plans comply in form and in operation in all material respects with the requirements of the Code and ERISA.

(c)           With respect to the Plans, all required contributions and premium payments have been made or properly accrued. Each Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws (including compliance with IRS Form 5500 reporting and all other reporting requirements under applicable law).  Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401 has received a determination from the IRS that such Plan is so qualified as to form, and nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect the qualified status of such Plan.  Each Plan has been timely amended to comply with all applicable changes made by GUST and EGTRRA, and each has been or will be submitted to the IRS for a favorable determination letter on the GUST and EGTRRA requirements within the applicable remedial amendment period.

(d)           The Company does not have any liability under Title IV of ERISA.

(e)           With respect to each Plan, the Company has furnished to Buyer true and complete copies of, as applicable, (i) the most recent determination letter received from the Internal Revenue Service, (ii) a copy of the Plan document and summary plan description, (iii) a copy of the most recent Form 5500, and (iv) a copy of the latest financial statements.

4.13         Reserved.Compliance with Laws.  To the Company’s knowledge, the Company is in compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, except where the failure to comply would not have a Material Adverse Effect.

4.15         Environmental Matters.  Except as set forth on the attached Environmental Matters Schedule:

(a)           To the Company’s knowledge, the Company is in compliance with all Environmental Requirements, except for such noncompliance as would not have a Material Adverse Effect.

(b)           To the Company’s knowledge, the Company has obtained all material permits, licenses and other authorizations required under Environmental Requirements, and are in material compliance with such permits, licenses and authorizations, except where the failure to obtain or comply would not have a Material Adverse Effect.

(c)           To the Company’s knowledge, the Company has not received any written notice of violation of Environmental Requirements or any liability arising under Environmental Requirements, including any investigatory, remedial or corrective obligation, relating to the Company or its facilities, the subject of which is unresolved, and which would have a Material Adverse Effect.

(d)           This Section 4.15 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matters, including without limitation any arising under Environmental Requirements.

4.16         Sufficiency of Assets.  Except as set forth on the attached Assets Schedule, the assets of the Company are sufficient to conduct and operate the Company’s business immediately following the Closing in substantially the same manner and to the extent the Company’s business is currently being conducted.  Except as set forth on the attached Asset Schedule, Seller does not own, utilize or have any interest in any material assets of, or perform any material services for, or on behalf of, the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

5.01         Organization and Power.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full company power and authority to enter into this Agreement and perform its obligations hereunder.

5.02         Authorization; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by Buyer and assuming the due authorization, execution and delivery by the other parties hereto constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03         No Breach.  Buyer is not subject to or obligated under its certificate of incorporation, its bylaws, or equivalent organizational documents, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Buyer’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04         Consents, etc.  Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05         Litigation.  There are no actions, suits or proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06         Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.07         Investment Representation.  Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares.  Buyer acknowledges that the Shares have not been registered under the Securities Act or the Exchange Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

5.08         Equity Commitment.  Buyer has received commitments to provide equity financing in connection with the transactions provided for herein of not less than $18 million, copies of which have been provided to Seller.

ARTICLE VI

PRE-CLOSING COVENANTS/SUPERIOR OFFER

6.01         Conduct of the Business.  From the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts to carry on its business in the ordinary course of business and substantially in the same manner as previously conducted except (i) as set forth on the attached Conduct of Business Schedule, (ii) as contemplated by this Agreement, or (iii) as consented to by Buyer (which consent will not be unreasonably withheld or delayed).

6.02         Access to Books and Records.  From the date hereof until the Closing Date, the Company shall provide Buyer and its authorized representatives (“Buyer’s Representatives”) with full access during regular business hours and upon reasonable notice to the offices, properties, personnel, books and records of the Company in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company (except that neither Buyer nor Buyer’s Representatives shall conduct environmental sampling or testing of the sort commonly referred to as a Phase II Environmental Investigation).  Buyer acknowledges that it remains bound by the Confidentiality Agreement, dated May 8, 2007, with Seller (the “Confidentiality Agreement”).

6.03         Regulatory Filings.  The Company shall make or cause to be made all filings and submissions under material laws or regulations applicable to the Company for the consummation of the transactions contemplated herein.  The Company shall coordinate and cooperate with Buyer in exchanging such information and assistance as Buyer may reasonably request in connection with all of the foregoing.

6.04         Conditions.  The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 2.01 to be satisfied and to consummate the transactions contemplated herein.

6.05         Notification.  From the date hereof until the Closing Date, the Company or Seller, as applicable, shall disclose to Buyer in writing in reasonable detail (in the form of updated Schedules) any material variances from the representations and warranties contained in Article III and Article IV and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Company or any Seller, in each case promptly upon discovery thereof.  Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Buyer a supplement to the Schedules specifying such change.  During the same period, the Company will promptly notify Buyer of the occurrence of any breach of any covenant of the Company in this Section 14.7(b).  Notwithstanding any provision of this Agreement to the contrary, information disclosed by the Company pursuant to this Section 6.05 shall not be deemed to amend or supplement the Schedules attached hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant unless such disclosure is consented to by Buyer in a writing executed by Buyer making specific reference to this Section 6.05, and Buyer shall retain all of its rights and remedies under this Agreement as if such information had not been disclosed by the Company.

6.06         Superior Offer.  Nothing herein shall prohibit Seller from soliciting a Superior Offer or furnishing any party indicating a bona fide intention (in the reasonably determination of the Board of Directors of Seller (or a special committee thereof) to make a Superior Offer with all information heretofore made available to potential bidders for the Company (and supplements thereto and updates thereof) or engaging in negotiations with respect to any possible Superior Offer.  In the event that Seller receives a Superior Offer, it shall promptly (but in any case no later than within one business day) provide a copy of the Superior Offer to Buyer.  On or before 5:00 p.m. Eastern time on the fifth business day following its receipt of a copy of such Superior Offer, Buyer may notify Seller of its intention to match the material terms of such Superior Offer.  If Buyer indicates its intention to match such terms and executes by such time an amendment to this Agreement reflecting the matching terms, Seller shall reject such Superior Offer and this Agreement shall continue in full force and effect, with any inconsistent material term contained in such Superior Offer substituted for the analogous term in this Agreement.  If Buyer notifies Seller of its intention not to match such terms, or if it fails to notify Seller of its intention to match such terms on or before 5:00 p.m. on the fifth business day following its receipt of a copy of the Superior Offer, Seller may, not later than the close of business on the next succeeding business day, accept such Superior Offer and terminate this Agreement by written notice to Buyer. If Seller accepts such Superior Offer and terminates this Agreement in accordance with this Section 6.06, neither party shall have any obligation to the other with respect hereto, except that Seller shall, upon receipt from Buyer of an itemized invoice therefor, reimburse Buyer up to $300,000 for its expenses relating to the transaction contemplated hereby and the financing thereof including without limitation investment banking, legal, accounting, placement agent, and similar fees and expenses.

ARTICLE VII

COVENANTS OF BUYER

7.01         Access to Books and Records.  From and after the Closing, Buyer shall, and shall cause the Company to, provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company with respect to periods prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.  Unless otherwise consented to in writing by Seller, Buyer shall not permit the Company, for a period of seven years following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

7.02         Notification.  From the date hereof until the Closing Date, Buyer shall disclose to the Company and Seller in writing in reasonable detail any material variances from Buyer’s representations and warranties contained in Article V, and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by Buyer, in each case, promptly upon discovery thereof.

7.03         Director and Officer Liability and Indemnification.  For a period of six years after the Closing, Buyer shall not, and shall not permit the Company to amend, repeal or modify any provision in the Company’s certificate of incorporation or bylaws relating to the exculpation or indemnification of any officers and directors (unless required by law), it being the intent of the parties that the officers and directors of the Company shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

7.04         Regulatory Filings.  Buyer shall make or cause to be made all filings and submissions under laws or regulations applicable to Buyer as may be required of Buyer for the consummation of the transactions contemplated herein, and Buyer shall be responsible for all filing fees under such laws or regulations as are applicable to Buyer.  Buyer shall comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any governmental authorities.  In addition, Buyer shall cooperate in good faith with the governmental authorities and undertake promptly any and all action required (including divestitures of its assets) to complete lawfully the transactions contemplated by this Agreement.

7.05         Conditions.  Buyer shall use commercially reasonable efforts to cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated herein.

7.06         Contact with Customers and Suppliers.  Buyer is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, employee, franchisee, customer, supplier, distributor, vendor or other material business relation of the Company prior to the Closing without the prior written consent of Seller which shall not be unreasonably withheld; provided that any employee, agent, representative or

Affiliate of Buyer may contact any such person for the purpose of performing or otherwise fulfilling its obligations to Seller or the Company.

7.07         Employee Benefits.  From the Closing Date until the later of six (6) months following the Closing Date or the last day of the calendar year in which the Closing occurs, Buyer shall provide employees of the Company as of the Closing Date with at least the same total compensation and benefits (taking into account base pay, bonus, and other incentive compensation) as were in effect immediately prior to the Closing Date.  In addition, Buyer shall cause the Company to provide severance benefits to each employee of the Company who is terminated within 12 months after the Closing Date that are at least as favorable as those that exist for such employee under current Company policies and plans.

7.08         Financing.  Buyer shall use its reasonable best efforts to obtain debt financing in an amount at least sufficient to consummate the transactions contemplated by this Agreement by the Closing Date on commercially reasonable terms and conditions; provided that Buyer shall accept and enter into such debt financing arrangements offered on commercially reasonable terms and conditions.

ARTICLE VIII

TERMINATION

8.01         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Buyer and Seller;

(b)           by Buyer, if there has been a material violation or breach by the Company or Seller of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and, if such violation or breach is of a character that is capable of being cured, such violation or breach has not been cured by the Company or Seller within 30 days after written notice thereof from Buyer;

(c)           by Seller, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Seller at the Closing and, if such violation or breach is of a character that is capable of being cured, such violation or breach has not been cured by Buyer within 30 days after written notice thereof from Seller;

(d)           by Buyer or Seller if the transactions contemplated hereby have not been consummated on or before the sixth month anniversary of the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to any party whose breach of a covenant of this Agreement has been the cause of, or resulted in, the failure of the consummation to occur on or before such date; or

(e)           by Seller pursuant to Section 6.06.

8.02         Effect of Termination.  In the event of termination of this Agreement by either Buyer or Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 6.06, this Section 8.02 and Article XII and the Confidentiality Agreement which shall survive the termination of this Agreement).  Notwithstanding any other provision of this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.01(c), Buyer will remain liable to Seller for any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement of Buyer existing at the time of such termination, and upon termination of this Agreement pursuant to Section 8.01(b), Seller will remain liable to Buyer for any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement of Seller or the Company existing at the time of such termination, and, in any such event the terminating party(ies) may seek such remedies including payment for Losses (as defined in Section 9.02(a) below, but without any limitation as set forth in Article IX) against the breaching party with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

ARTICLE IX

INDEMNIFICATION

9.01         Survival of Representations and Warranties.  The representations and warranties and the covenants, agreements and other provisions in this Agreement which require performance on or prior to the Closing Date shall survive the Closing and shall terminate on June 30, 2008 (the “Survival Period Termination Date”); provided that the representations and warranties set forth in Sections 4.03 and 4.07 shall survive until the expiration of the applicable statute of limitations.  No claim for indemnification hereunder for breach of any such representations, warranties, covenants, agreements and other provisions may be made after the expiration of such survival period; provided that any representation, warranty, covenant, agreement or other provision in respect of which indemnity may be sought under Section 9.02 or under Section 9.03, and the indemnity with respect thereto, shall survive (with respect to any claim that has been made) the time at which it would otherwise terminate pursuant to this Section 9.01 if notice of a claim of breach or potential breach thereof giving rise to such right or potential right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to such time.

9.02         Indemnification for the Benefit of Buyer.

(a)   From and after the Closing (but subject to the provisions of this Article IX), Buyer shall be entitled to assert, as its sole and exclusive remedy for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby, claims in respect of any loss, liability, damage or expense (“Losses”) suffered or incurred by Buyer or any of its Affiliates, officers, directors, employees or agents to the extent arising from any nonfulfillment or breach of any representation, warranty, covenant, agreement or other provision set forth herein by the Company or Seller; provided that (except with respect to the matters covered by Article I or Sections 10.03 or 12.02) no claims by Buyer shall be so asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $410,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible.  Further, Seller shall have no liability for any Loss after the aggregate amount paid by Seller with respect to claims hereunder exceeds $4,100,000.  Notwithstanding anything in this Section 9.02 to the contrary, any Loss suffered, accrued, incurred or paid as a result of a breach of Section 4.07 of this Agreement shall not be subject to the Deductible and Buyer shall be indemnified for all such Losses beginning from the first dollar of such Loss.  In determining whether a representation, warranty or covenant has been breached or in calculating any and all instances of Losses, any and all qualifications in this Agreement as to materiality or Material Adverse Effect or any similar word or phrase shall be disregarded, except with regard to determining the matters required to be included in the Schedules.

(b)   Reserved.

(c)   Buyer may not avoid the limitations on liability set forth in this Article IX by seeking damages for breach of contract, tort or pursuant to any other theory of liability and the Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, and agrees to indemnify Seller from and against any and all rights, claims and causes of action it may have against Seller relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law or ordinance or otherwise, including without limitation, any rights, claims or causes of action with respect to any environmental, health or safety matters (including without limitation all matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Requirements).  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the calculation of the Net Working Capital or Net Indebtedness or if Buyer shall have received a reduction in the Preliminary Closing Statement on account of any matter forming the basis for such Loss or alleged Loss.

(d)   In the event that there is any Loss arising as a result of claims made by Arthur Benjamin against the Company and Seller, Seller and Buyer agree to apportion such Loss with Buyer bearing an amount of such Losses equal to the total Loss multiplied by a fraction, the numerator of which is the Closing Purchase Price as adjusted pursuant to Section 1.05 hereof, and the denominator of which is the aggregate “Merger Consideration” and “Equity Incentive Consideration” as such terms are defined in the Merger Agreement, and Seller bearing the balance of such Losses.  Seller shall be entitled to control the defense of any any such claim and otherwise exercise the rights of an “Indemnitor” under Section 9.05 with respect thereto.

9.03         Indemnification by Buyer for the Benefit of Seller.  Buyer shall indemnify Seller and its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Indemnified Parties”) and hold them harmless against any Losses which the Indemnified Parties may suffer or sustain, as a result of:  (a) any breach of any representation or warranty of Buyer under this Agreement, (b) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer, (c) any claim or suit against any of the Indemnified Parties under the Worker Adjustment Retraining and Notification Act or any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty which relates to actions taken by Buyer or the Company at any time after the Closing Date, with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company, (d) any claims by any employee of the Company against any of the Indemnified Parties relating to any breach or violation of, or noncompliance with (i) any employment agreement or contract or similar arrangement between the Company on the one hand, and such employee, on the other, or (ii) any other bonus or incentive or similar plan or arrangement, in each case if and to the extent that the same related to actions taken by the Buyer or the Company after the Closing Date, (e) any claim or suit brought against any of the Indemnified Parties at any time on or after the Closing Date relating to actions taken by Buyer or the Company on or after the Closing Date other than any claim or action by Buyer pursuant to Section 9.02 relating to any breach by any of the Indemnified Parties and (f) any Loss relating to sales and use tax liabilities described in the first paragraph of the Taxes Schedule attached hereto.

Any indemnification of Seller pursuant to this Section 9.03 shall be effected by wire transfer of immediately available funds to an account or accounts designated by Seller within 15 days after the determination thereof.

9.04         Mitigation.  Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

9.05         Defense of Third Party Claims.  Any Person making a claim for indemnification under Section 9.02 or Section 9.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) and Seller, if applicable, of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof, provided that the delay or failure to give such notification will not release or discharge the indemnification obligations except to the extent, if any, that such delay or failure has actually prejudiced the party required to indemnify.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; provided further that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee unless the named parties to such claim include both the Indemnitor and the Indemnitee and the Indemnitee shall have been advised by counsel that there may be one or more defenses available to it which are different from or in addition to those available to the Indemnitor and that the assertion of such defenses may create a conflict of interest such that it would be inappropriate for counsel to the Indemnitor to also represent the Indemnitee.  If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice except for payments that would be required to be paid by Buyer representing the Deductible.

9.06         Determination of Loss Amount.  The Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

ARTICLE X

ADDITIONAL COVENANTS AND AGREEMENTS

10.01       Disclosure Generally.  All disclosure schedules attached hereto (the “Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules.

10.02       Acknowledgment by Buyer.  Buyer acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in this Agreement, including the Schedules (and updated Schedules).  SUCH REPRESENTATIONS AND WARRANTIES BY SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND SELLER.  No claim shall be brought or maintained by the Company or Buyer or their respective successors or permitted assigns against any officer, director or employee (present or former) of the Company or Seller, and no recourse shall be sought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in, or breach of any of the representations, warranties or covenants of the Seller set forth or contained in, this Agreement; except to the extent provided in Section 9.02 hereof or except to the extent that the same shall have been the result of fraud by any such Person (and in the event of such fraud, such recourse shall be sought or granted solely against the Person or Persons committing such fraud).  In connection with Buyer’s investigation of the Company, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.  Accordingly, Buyer hereby acknowledges that neither the

Company nor Seller is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.

10.03       Tax Matters.

(a)           Tax-Sharing Agreements.  Any Tax-sharing agreement between Seller and the Company is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(b)           Taxes of Other Persons.  Seller agrees to indemnify Buyer from and against any liability of the Company for Taxes of any Person under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law).

(c)           Responsibility for Filing Tax Returns for Periods through Closing Date. Seller shall include the income of the Company (including any deferred items triggered into income by section 1.1502-13 of the Treasury Regulations and any excess loss account taken into income under section 1.1502-19 of the Treasury Regulations) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income.  For all taxable periods ending on or before the Closing Date, Seller shall cause the Company to join in Seller’s consolidated federal income Tax Return and, in jurisdictions requiring separate reporting from Seller, to file separate company state and local income Tax Returns.  All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law.  Buyer shall cause the Company to furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this section in accordance with past custom and practice.  The Company and Buyer shall consult and cooperate with Seller as to any elections to be made on Tax Returns of the Company for periods ending on or before the Closing Date.

(d)           Cooperation on Tax Matters.   Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 10.03 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.  Seller shall not settle any audit of a Seller consolidated federal income Tax Return to the extent that such return relates to the Company in a manner that would adversely affect the Company after the Closing Date unless such settlement would be reasonable in the case of a Person that owned the Company both before and after the Closing Date.  At Seller’s request, Buyer shall cause the Company to make or join with Seller in making any election if the making of such election is not reasonably expected to have a material adverse impact on Buyer or the Company for any Tax period beginning after the Closing Date.

(e)           Post-Closing Transactions not in Ordinary Course.   Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Company’s stock on Buyer’s federal income Tax Return to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B).  Buyer agrees to indemnify Seller for any additional tax owed by Seller (including Tax owed by Seller due to this indemnification payment) resulting from any transaction engaged in by the Company not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Company’s stock.

(f)            Transfer Taxes.  Seller will pay, and will indemnify and hold Buyer harmless against, any real property sale and transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company or Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes.  Seller agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

10.04       Further Assurances.  From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

10.05       Provision Respecting Legal Representation.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to Seller and its Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

10.06       Intercompany Accounts. Effective immediately prior to the Closing, all intercompany receivables “due from corporate” and intercompany payables “due to corporate” on the Company’s balance sheet shall be eliminated in the manner most tax efficient as agreed by the parties; all intercompany receivables “due from eLearning” and intercompany payables “due to eCollege” on the Company’s balance sheet shall remain in effect.

ARTICLE XI

DEFINITIONS

11.01       Definitions.  For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“EGTRRA” means the Economic Growth and Tax Relief Reconciliation Act of 2001.

“Environmental Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances enacted and in effect on or prior to the Closing Date, concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used in preparing the 2006 Balance Sheet.

“GUST” means changes to the Code and ERISA made by the Uruguay Round Agreements Act, Pub. Law. 103-465, the Small Business Job Protection Act of 1996, Public Law 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Public Law 103-353, the Taxpayer Relief Act of 1997, Public Law 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Public Law 105-206, and the Community Renewal Tax Relief Act of 2000, Public Law 106-554.

“Intellectual Property” means patents, domain names, trademarks, service marks, copyrights and registrations and applications for the registration of any of the foregoing.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or together with any other change, effect, event, occurrence, state of facts or development, has, or could reasonably be expected to have, a material adverse impact or effect on (i) the ability of Seller or the Company to consummate the transactions contemplated hereby or perform their respective obligations hereunder or (ii) the financial position, condition, business assets, properties, liabilities or results of operations of the Company; provided, however, that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this

Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Company participates, the U.S. economy as a whole or the capital markets in general or the markets in which the Company operates, except to the extent such change, effect, event, occurrence, state of facts or development has a material disproportionate effect on the Company; (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, except to the extent such change, effect, event, occurrence, state of facts or development has a material disproportionate effect on the Company; or (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America, except to the extent such change, effect, event, occurrence, state of facts or development has a material disproportionate effect on the Company.

“Net Indebtedness” means, without duplication, the excess of (i) the sum of (a) all principal and accrued (but unpaid) interest owing by the Company for debt for borrowed money owed to any third party, (b) all obligations of the Company as lessee under any lease that is required to be recorded as a capital lease in accordance with GAAP, (c) any indebtedness secured by a lien on the assets of the Company, and (d) all unpaid interest, guarantees, prepayment premiums or penalties related to any of the foregoing, less (ii) the amount of cash and cash equivalents of the Company; in each case with respect to clauses (i) and (ii) above, as of the close of business on the Closing Date as reported by the Company using accounting policies and procedures consistent with the 2006 Balance Sheet.    Notwithstanding anything to the contrary, in no event shall clause (i) above include (I) any liabilities related to intercompany balances, and (II) any contingent reimbursement obligations for any letters of credit, performance bonds, surety bonds and similar obligations of the Company.

“Net Working Capital” means (i) all current assets of the Company (excluding cash (and cash equivalents), deferred Tax assets and any current assets related to intercompany balances) as of the close of business on the Closing Date as reported by the Company using accounting policies and procedures consistent with the 2006 Balance Sheet minus (ii) all current liabilities of the Company (excluding deferred Tax liabilities and any current liabilities related to intercompany balances) as of the close of business on the Closing Date as reported by the Company using accounting policies and procedures consistent with the 2006 Balance Sheet.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s businesses; (v) public roads and highways; (vi) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) liens on goods in transit incurred pursuant to documentary letters of credit; (viii) purchase money liens and liens securing rental payments under capital lease arrangements; and (ix) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Superior Offer” means an all cash offer to purchase 100% of the equity of the Company for a purchase price in excess of $41 million with respect to which the Board of Directors of Seller (or a special committee thereof) (i) determines in good faith that such offer, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other relevant aspects of such offer and the identity of the offeror.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

11.02       Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the indicated Section of this Agreement:

Term	Section No.
2006 Balance Sheet	1.05(a)
Agreement	Preamble
Base Consideration	1.02(a)
Buyer	Preamble
Buyer’s Representatives	6.02
Common Stock	Recitals

Closing	1.07
Closing Balance Sheet	1.05(a)
Closing Purchase Price	1.02(b)
Closing Date	1.07
Code	4.12(b)
Company	Preamble
Confidentiality Agreement	6.02
Deductible	9.02(a)
Dispute Resolution Auditor	1.05(a)
ERISA	4.12(a)
Estimated Net Indebtedness	1.04
Estimated Net Working Capital	1.04
Final Purchase Price	1.02(a)
Indemnified Parties	9.03
Indemnitee	9.05
Indemnitor	9.05
Latest Balance Sheet	4.04(a)
Leased Real Property	4.06(b)
Losses	9.02(a)
Merger Agreement	2.01(i)
Objections Statement	1.05(a)
Pension Plans	4.12(a)
Plans	4.12(a)
Preferred Stock	Recitals
Preliminary Closing Statement	1.05(a)
Schedules	10.01
Seller Group	10.05
Seller	Preamble
Shares	Recitals
Survival Period Termination Date	9.01
the Company’s Knowledge	12.03
Transfer Taxes	10.03(f)
Welfare Plans	4.12(a)

ARTICLE XII

MISCELLANEOUS

12.01       Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, customers, independent contractors or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of Buyer and Seller, unless required by law in which case Buyer and Seller shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

12.02       Expenses.  Except as otherwise expressly provided herein, Seller and Buyer shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

12.03       Knowledge Defined.  For purposes of this Agreement, the term “the Company’s knowledge” as used herein shall mean the actual knowledge of Thomas Dearden, Don Bailey and Kristine Rasmussen.

12.04       Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service or three days after being mailed by first class mail, return receipt requested.  Notices, demands and communications to Buyer, the Company and Seller shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to Buyer:

Datamark Partners, LLC
c/o Thorndale Farm, LLC
270 E. Westminster
Lake Forest, IL
Attn:  Oakleigh Thorne

with a copy to:

Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, NY  10036
Attn:  John P. Schmitt, Esq.

Notices to Seller:

eCollege.com
c/o Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004-1980
Attention: Arthur Fleisher, Esq.

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn:       Jon A. Ballis, P.C.
                Jody S. Gale

Notices to Company:

Datamark Inc.
c/o eCollege.com
One N. LaSalle Street
Suite 1800
Chicago, Illinois  60602
Attn:  Margee Elias, Senior Vice President and General Counsel

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn:       Jon A. Ballis, P.C.
                Jody S. Gale

12.05       Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (a) by Buyer without the prior written consent of the Seller except that Buyer may assign to any beneficial owner of Buyer the right to purchase directly a portion of the equity of the Company or (b) by Seller (other than with respect to its rights and interests hereunder) without the prior written consent of Buyer.

12.06       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.07       References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  English shall be the governing language of this Agreement.

12.08       No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

12.09       Amendment and Waiver.  Any provision of this Agreement or the schedules (except as contemplated by Section 6.05) or exhibits may be amended or waived only in a writing signed by Buyer, the Company and Seller.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision.

12.10       Complete Agreement.  This Agreement and the documents referred to herein (including the Confidentiality Agreement and the schedules and exhibits hereto) contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12.11       Schedules.  Any disclosure under a particular section of this Agreement will be made in the Schedules under the heading of the relevant topic of such section.  A disclosure of an item for a particular section or topic of the Schedules will be deemed disclosure for purposes of any other section or topic of the Schedules, but only to the extent that such cross-disclosure is clearly apparent. The inclusion of information in any of such Schedules hereto shall not be construed as an admission that such information is material to the Company.  In addition, matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in such Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

12.12       Counterparts.  This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.13       Governing Law; Submission to Jurisdiction.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.   The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the federal and state courts located in Cook County in the State of Illinois for any action, suit or proceeding arising out of or related hereto.  The parties hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the federal and state courts located in Cook County in the State of Illinois, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

12.14       Waiver of Trial by Jury.  THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

12.15       Buyer Deliveries.  Buyer agrees and acknowledges that all documents or other items delivered or made available to Buyer’s representatives shall be deemed to be delivered or made available, as the case may be, to Buyer for all purposes hereunder.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

COMPANY:

DATAMARK INC.

By:	/s/ Douglas H. Kelsall
Name:	Douglas H. Kelsall
Its:	Director

SELLER:

eCOLLEGE.COM

By:	/s/ Douglas H. Kelsall
Name:	Douglas H. Kelsall
Its:	President and Chief Operating Officer

BUYER:

DATAMARK PARTNERS, LLC

By:	/s/ Oakleigh Thorne
Name:	Oakleigh Thorne
Its:	Authorized Officer